FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS August 10, 2007

USA Truck, Inc. (NASDAQ: USAK) announced today that Cliff Beckham has been promoted to the position of President and Chief Executive Officer and elected to the Board of Directors. Darron Ming has also been promoted to succeed Mr. Beckham as Chief Financial Officer. Both promotions are effective immediately.

Mr. Beckham will succeed Jerry D. Orler who has retired as President and CEO and from the Board of Directors. Mr. Beckham has also been appointed to succeed Mr. Orler as a member of the Nonemployee Directors Stock Option Committee of the Board. Mr. Orler will remain employed with the Company in a management consulting capacity until his 65th birthday on August 29. USA Truck’s Board of Directors has adopted a policy making it mandatory for executive officers to retire from day-to-day management positions upon the attainment of their 65th birthdays. Mr. Orler has served USA Truck, Inc. since 1989 when he joined the Company as its original Chief Financial Officer. Mr. Orler’s career has spanned over 42 years. Prior to 1989, he served a variety of companies affiliated with the Arkansas Best Corporation (of which USA Truck, Inc. was originally a wholly owned subsidiary).

“Jerry’s service to this Company has been vital and distinguished, and we all wish him well during his well-deserved retirement,” stated Robert M. Powell, the Company’s Chairman of the Board. “While Jerry’s contributions will be missed, I am looking forward to the energy and vision that Cliff will bring to the table. He has earned the respect of our employees and our Board, and has been instrumental in the recent evolution of our business model. Cliff is squarely focused on building shareholder value, and he understands that motivated employees and satisfied customers are critical to achieving our goals. Likewise, Darron has demonstrated technical and leadership skills throughout his tenure with USA Truck, and is ready for greater responsibility.”

Mr. Beckham, 35, has been employed by the Company since 1994 in a variety of capacities, most recently as Sr. Vice President, Finance and Chief Financial Officer. During his 13-year career with the Company, Mr. Beckham has served in various financial positions and also has extensive experience working with all of the Company’s operating departments. He is a 1994 graduate of Arkansas State University, a certified public accountant and serves on the Board of Directors for the American Trucking Associations' National Accounting and Finance Council (NAFC). He was recognized as one of Arkansas’s Forty Under Forty business leaders by Arkansas Business newspaper in 2007 and the Northwest Arkansas Business Journal in 2006.

Mr. Ming, 33, has over nine years of service with the Company during which he has served as Staff Accountant, Accounting Manager and Controller. In addition to his new responsibilities as Chief Financial Officer, he will also continue in his current capacities as Vice President, Finance and Treasurer. Mr. Ming is also a graduate of Arkansas State University and is a certified public accountant, and he serves on the Boards of Directors for the Van Buren, Arkansas Chamber of Commerce and Arkansas Best Federal Credit Union.

This press release contains forward-looking statements and information that are based on our current expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks associated with our operations are discussed in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2006, and our subsequent quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General, Regional and Dedicated Freight divisions. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Third Party Logistics and Freight Brokerage divisions provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release will be available to interested parties at our web site, http://www.usa-truck.com under the “Financial Data” tab of the “Investor Relations” page.

-- --

Contact: CLIFF BECKHAM, Chief Executive Officer - (479) 471-2633